Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is entered into as of [Date] (the “Effective Date”), by and between PDL BioPharma, Inc. (the “Company”), and [Name] (“you” or “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel and has determined that it is appropriate to provide severance compensation to its executives to promote the interests of the Company; and

WHEREAS, the Compensation Committee of the Company has approved the Company entering into severance agreements with the executives of the Company.

NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1.  Term

This Agreement shall commence on the Effective Date and shall continue indefinitely unless and until the Company delivers six (6) month written notice of termination. However, in the event of a Change in Control, this Agreement will remain in effect for not less than twenty-four (24) months beyond the month in which such Change in Control occurs.

For purposes of this Agreement, “Change in Control” shall be deemed to have occurred as of the first day after the Effective Date that any one or more of the following conditions is satisfied:

(a)
any “person” (as such term is used to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(b)
the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board of Directors immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board of Directors, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Article 2.  Termination Benefits

If you are terminated without Cause or resign for Good Reason, within five (5) days of the effective date of the Release (as defined below), (a) you will receive a lump sum cash payment equal to (i) [xx] percent ([xx]%) of the sum of your annual base salary in effect immediately prior to the time of separation, (ii) [xx] percent ([xx]%) of the sum of your annual target bonus for the year in which separation occurs and (iii) [yyyy (y)] months of COBRA Benefits and (b)(i) any unvested cash payments and equity awards under any long-term incentive plan in effect at the date of separation shall ratably accelerate, vest and pay in proportion to the time lapsed during the vesting period, as increased by any adjustments and milestones earned by the time of payment and (ii) any accrued and unpaid dividends and interest on the then unvested equity awards shall vest and pay; provided that such payment and other benefit shall be contingent upon the Executive’s signing a release of all claims against PDL in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following your “separation from service” within the meaning of Section 409A of the Code (as defined below) (the “Release Deadline”), and if not, you will forfeit any right to severance payments or benefits under this Agreement. If your separation from service occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which such separation from service occurs, then any severance payments or benefits under this Agreement that would be considered “deferred compensation” under Code Section 409A will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the date the Release becomes effective, or (ii) Article 3 below; provided that the first payment shall include all amounts that would have been paid to you if payment had commenced on the date of your separation from service. Nothing in this agreement shall limit the Executive’s ability to receive benefits or payment from any other compensation plan or severance benefit.

For purposes of this Agreement, “COBRA Benefits” shall refer to PDL’s payment of the premiums for any continued group health insurance benefits under Sections 601-607 of the federal Employee Retirement Income Security Act of 1974, as amended.

For purposes of this Agreement, “Cause” means the occurrence of any of the following: (i) your intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any PDL documents or records; (ii) your material failure to abide by the PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) your material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, your improper use or disclosure of PDL confidential or proprietary information); (iv) any willful act by you that has a material detrimental effect on PDL’s reputation or business; (v) your repeated failure or inability to perform any reasonable assigned duties after written notice from the [Reporting Person] of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by you of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between you and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with PDL. For purposes of the foregoing, no act or omission will be deemed ‘willful’ unless done, or omitted to be done, by you without a reasonable good faith belief that you were acting in the best interest of PDL.  For purposes of clarity, a termination without Cause does not include a termination that occurs as a result of your death or disability.

For purposes of this Agreement, “Good Reason” means your voluntary resignation in writing within ninety (90) days after the occurrence of any of the following conditions without your informed written consent; provided that you give the Company written notice of the conditions within thirty (30) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after first receiving your written notice: (i) a material diminution in your authority, duties or responsibilities, causing your position to be of materially lesser rank or responsibility within PDL; (ii) a requirement that you report to a corporate officer or other employee rather than directly to the [Reporting Person]; (iii) a material reduction in your annual base salary, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or (iv) any action or inaction by a PDL that constitutes, with respect to the you, a material breach of your Offer Letter, dated [Date] the (“Offer Letter”).

Article 3.  Tax Compliance

Notwithstanding the foregoing, if required by Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), if any amounts payable upon separation from service are considered “deferred compensation” under Section 409A, payment of such amounts will be postponed as required by Section 409A, and the postponed amounts will be paid, with accrued interest as described below, on the first monthly payroll date occurring after six (6) months following the date of separation. If the Executive dies during the postponement period, any amounts postponed on account of Section 409A of the Code, with accrued interest as described below, shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death. If payment of any amounts under this Agreement is required to be delayed pursuant to Section 409A, the Company shall pay interest on the postponed payments from the date on which the amounts otherwise would have been paid to the date on which such amounts are paid at a market rate of interest, as determined by the Compensation Committee.

This Agreement is intended to comply with the requirements of Section 409A of the Code, and, specifically, the separation pay exemption and short term deferral exemption of Section 409A, and shall in all respects be administered and interpreted in accordance with Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions on the Executive under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and each payment under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required to be withheld (including, without limitation, any United States federal taxes and any other state, city or local taxes).

Article 4.  Employment Status

In accordance with the Offer Letter, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

Article 5.  Severability

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Article 6.  Modification

No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Compensation Committee and agreed to in writing and signed by the Executive and by an authorized officer of the Company, or by the respective parties’ legal representatives and successors.

Article 7.  Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof

Article 8.  Applicable Law

To the extent not preempted by the laws of the United States, the laws of the state of Nevada shall be the controlling law in all matters relating to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

PDL BioPharma, Inc.	Executive

Name:	Name:
Title:	Title:

[Signature Page to Severance Agreement]